Exhibit 99.B(d)(76)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
SSGA Funds Management, Inc.

As of July 6, 2007, as amended September 14, 2014, June 23, 2015, September 11, 2017,
December 6, 2017 and March 13, 2023.

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

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Agreed and Accepted:

SEI Investments Management Corporation		SSGA Funds Management, Inc.

By:	/s/ James Smigiel	By:	/s/ Barry F.X. Smith

Name:	James Smigiel	Name:	Barry F.X. Smith

Title:	Chief Investment Officer	Title:	Executive Vice President

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